September 30, 2008 8:30 AM US Eastern Daylight Timezone

USCorp, a Junior Gold Exploration Company, Reports New $2.16 Million Financing Agreement.

LAS VEGAS—(BUSINESS WIRE)—September 30, 2008—USCorp (OTCBB:USCS) today announced signing a convertible debenture note with a private European fund in the amount of $1.2 million.

The debenture also carries warrants convertible to 4,800,000 common shares at the exercise purchase price of $0.20 per share at any time between October 1, 2008 and September 30, 2009. Exercising the warrants will provide an additional $960,000 in financing during the Company’s fiscal year 2009, for a total of $2.16 million.

Robert Dultz, USCorp’s Chairman and CEO said, “The financing is via a convertible debenture with an interest rate of four percent (4%) of the unpaid balance per annum for a term of two and one-half (2 1/2) years, due and payable on 3/31/2011. We have received $200,000, the second traunch of $200,000 will be received in October, 2008, and the third traunch of $200,000 will be received before the end of calendar 2008. The remaining traunch of $600,000 will be paid in January, 2009”.

According to the debenture, the holder may convert the unpaid balance of the loan into common stock of USCorp upon 30 days written notice to the company at $0.125 per share any time during the two and one-half (2 1/2) year period of the loan, regardless of the then existing market value of USCorp’s common stock.

For further information contact Beverly Jedynak, 312-943-1100 ext. 112; bjedynak@janispr.com or visit USCorp’s web site http://www.uscorpnv.com.

About USCorp

USCorp is a public company that trades on the Over The Counter Bulletin Board under the symbol USCS. USCorp has two mineral exploration projects in the United States: The gold and silver Twin Peaks project located in Yavapai County, Arizona, and the gold Picacho Salton project located in Imperial County, California. USCorp’s NI 43-101 compliant Technical Reports and Feasibility Studies are available on their web site at www.uscorpnv.com.

Forward-Looking Statements

Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” in the company’s filings with the U.S. Securities and Exchange Commission. The actual results that the company achieves may differ materially from any material forward-looking statements due to such risks and uncertainties. The company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contacts

Martin E. Janis & Company, Inc.
Beverly Jedynak, 312-943-1100 ext. 112
bjedynak@janispr.com